Exhibit 99.1

Sorrento ENTERS INTO BINDING TERM SHEET TO acquire exclusive rights to Abivertinib with completed REGISTRATIONAL TRIAL data in non-small cell lung cancer

•	Novel TKI compound with dual selective targeting of mutant forms of EGFR and BTK.
•	More than 600 patients have been treated with the compound across studies, with over 200 patients in the completed registrational trial.

SAN DIEGO, May 21, 2020 -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”) and ACEA Therapeutics, Inc. (“ACEA”) have entered into a binding term sheet for an exclusive license to ACEA’s Abivertinib across all indications for all territories outside of China. The final terms of the license will be set forth in a definitive agreement to be entered into between the parties.

Abivertinib is a novel small molecule tyrosine kinase inhibitor (TKI) that selectively targets both mutant forms of the epidermal growth factor receptor (EGFR) and Bruton’s tyrosine kinase (BTK).

More than 600 patients have been treated with Abivertinib at different oral doses up to 300 mg bid in multiple trials through registration trial (NCT03856697) in patients with non-small cell lung cancer (NSCLC) and B cell malignancies (Phase 1) conducted in China. Favorable safety, tolerability and efficacy in patients with NSCLC or relapsed/refractory B-cell malignancies were demonstrated in separate studies.

At the American Society of Clinical Oncology (ASCO) meeting in 2019, the results of an interim analysis of 209 response-evaluable patients (n=227 total) with NSCLC was presented. Of the 209 patients, the investigators determined that 90% (188/209) had tumor size reduction, with 52% of the patients (109/209) demonstrating a confirmed partial response, 5% (11/209) of the patients demonstrating an unconfirmed partial response, 30% of the patients (64/209) demonstrating stable disease and 12% of the patients (25/209) demonstrating progressive disease. The progression free survival (Kaplan-Meier) was 7.5 months at the time. An estimate of the median overall survival was 25 months at the time of the presentation with the study still ongoing. All patients (n=227) experienced at least one adverse event (AE). Grade 3/4 (in severity) AEs were reported in 46% of the patients (104/227), of which treatment related grade 3/4 AEs were reported in 30% of the patients (67/227). None of the grade 5 AEs (4%, 9/227) were deemed treatment-related. Most treatment-related AEs were grade 1 or 2, the most common of which were transaminase elevations and diarrhea, which are generally considered common for TKIs. Other common treatment-related AEs included anemia, neutropenia and thrombocytopenia, and all generally considered typical AEs with long-term use of TKIs. No unexpected AEs were reported.

Promptly following the execution of the definitive license agreement, Sorrento expects to meet with the FDA to discuss the data and the path forward to seek approval for oncologic indications.

About ACEA Therapeutics

ACEA Therapeutics is committed to developing and delivering innovative treatments to improve the lives of patients with life-threatening diseases. ACEA has expanded drug discovery efforts to encompass development in both targeted and immunotherapy areas. Alongside a robust R&D organization, ACEA has established drug manufacturing and commercial capabilities in China to support its long-term growth. This infrastructure provides ACEA greater control over drug supply chain to make sure products are delivered to patients on-time and at the highest quality. ACEA is well positioned to deliver on its promise to bring innovative treatments to patients living with life-threatening diseases while creating value for shareholders, employees, and society.

For more information visit www.aceatherapeutics.com

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento’s multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADCs”), and clinical stage oncolytic virus (“Seprehvir®”).  Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIDTRAP™, ACE-MABTM, COVI-MABTM, COVI-GUARDTM, COVI-SHIELDTM and COVI-KILLERTM. Sorrento’s commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX is completing a phase IB trial for intractable pain associated with cancer and a phase 1B trial in osteoarthritis patients. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Abivertinib, including the safety, tolerability and demonstrated efficacy thereof, the expected entry into a definitive license agreement between the parties and expected meetings and discussions with the FDA. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento’s and its subsidiaries’, affiliates’ and partners’ technologies and prospects and collaborations with partners, including, but not limited to clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist the company in the execution of its therapeutic product candidates strategies; risks related to Sorrento’s debt obligations; risks related to the global impact of COVID-19; and other risks that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Contact

Alexis Nahama, DVM (SVP Corporate Development)

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, COVI-MAB™, COVI-GUARDTM, COVI-SHIELD™, COVIDTRAP™, ACE-MABTM, COVI-KILLERTM and COVI-CELLTM are trademarks of Sorrento Therapeutics, Inc.

ZTlido® is a trademark owned by Scilex Pharmaceuticals Inc.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

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